Exhibit 10.17

Adeptus Health Inc.
2941 South Lake Vista, Suite 200
Lewisville, Texas 75067

June       , 2014

Dear Richard:

This letter agreement (the “Agreement”) confirms our mutual understanding and agreement that (i) you will serve as Chairman of the Board of Directors of Adeptus Health Inc. (the “Company”) through and until the six month anniversary of the closing of the initial public offering of the Company (the “Transition Date”), and (ii) on the Transition Date, you will resign from your position as the Chairman of the Board of Directors of the Company, and be appointed as the Vice Chairman of the Board of Director and Founder of the Company, to serve until the earlier of your resignation or removal.

On behalf of the Company and its employees, we thank you for your exemplary service to the Company and its affiliates.  You have been, and we fully expect that you will continue to be, instrumental in the growth and development of the Company and its affiliates.  You led First Choice ER, LLC to seven straight years on the Southern Methodist University and the Dallas Business Journal’s 100 fastest-growing private companies in the Dallas/Fort Worth area, as well as two years on Inc.’s list of the Top 500/5000 fastest growing companies in the country.

In recognition of your service to the Company, the Company will prepare a mutually acceptable press release disclosing this transition and all of the disclosures regarding this transition shall be coordinated in advance and subject to the mutual agreement of the parties.  In furtherance of such communications, the Company agrees not to disparage you, and you agree not to disparage the Company, its affiliates and/or any officers, directors, employees, shareholders and/or agents of the Company or any affiliate of the Company, in each case, in any manner intended or reasonably likely to be harmful to their respective businesses, business reputations or personal reputations.

Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Delaware, without regard to conflict of law principles.  The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.  This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement and the terms herein supersede any prior written or oral agreements between the parties related to the subject matter hereof.

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Please confirm your agreement with the foregoing by signing where indicated below and returning a copy of this Agreement.

Sincerely,

ADEPTUS HEALTH INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

L. Richard Covert